AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 2015
Registration No. 333-

      UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

NORTHSTAR REALTY EUROPE CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Maryland	32-0468861
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

399 PARK AVENUE, 18TH FLOOR
NEW YORK, NEW YORK 10022
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

NORTHSTAR REALTY EUROPE CORP. 2015 OMNIBUS STOCK INCENTIVE PLAN
(FULL TITLE OF THE PLAN)
_______________________

TREVOR K. ROSS
GENERAL COUNSEL AND SECRETARY
399 PARK AVENUE, 18TH FLOOR
NEW YORK, NEW YORK 10022
(212) 547-2600
(NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF AGENT FOR SERVICE)
_______________________

Include by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐                         Accelerated filer ☐

Non-accelerated filer ☒                          Smaller reporting company ☐
(Do not check if a smaller reporting company)

_______________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.01 par value per share	10,000,000	$14.43	$144,250,000.00	$14,525.98

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may become issuable under the NorthStar Realty Europe Corp. 2015 Omnibus Stock Incentive Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee (based on the average of the highest and lowest sale prices of NorthStar Realty Europe Corp.’s common stock as reported on a when-issued basis on the New York Stock Exchange on October 21, 2015, which is a date within five business days prior to the date of filing of this Registration Statement).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1.     PLAN INFORMATION.*
ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the NorthStar Realty Europe Corp. 2015 Omnibus Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following document previously filed with the SEC is incorporated by reference in this Registration Statement, as of its date:

•
The final prospectus of NorthStar Realty Europe Corp. (the “Company”), dated October 19, 2015, filed pursuant to Rule 424(b)(3) under the Securities Act, in connection with the Registration Statement on Form S-11 (File No. 333-205440); and

•
The description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on October 19, 2015, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter will contain such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Company’s charter will authorize and the Company’s bylaws will obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust , limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, member, manager, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also will permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company has entered into indemnification agreements with each of its directors and executive officers which will require that the Company indemnify such directors and officers to the maximum extent permitted by Maryland law and that the Company pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Further, the separation agreement between the Company and NorthStar Realty Finance Corp. (“NorthStar Realty”) provides for indemnification by the Company of NorthStar Realty and its directors, officers and employees and by NorthStar Realty of the Company and the Company’s directors, officers and employees for some liabilities, including liabilities under the Exchange Act. The amount of these indemnity obligations is unlimited.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of NorthStar Realty Europe Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 23, 2015)

4.2	Bylaws of NorthStar Realty Europe Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 (File No. 333-205440))

5.1*	Opinion of Venable LLP

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Marcum LLP

23.3*	Consent of PricewaterhouseCoopers, Société coopérative

23.4*	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

23.5*	Consent of PricewaterhouseCoopers, Société coopérative

23.6*	Consent of PricewaterhouseCoopers, Société coopérative

24.1*	Power of Attorney (included in signature page)

99.1*	NorthStar Realty Europe Corp. 2015 Omnibus Stock Incentive Plan

*	Filed herewith.
ITEM 9. UNDERTAKINGS.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on October 26, 2015.

NORTHSTAR REALTY EUROPE CORP.

By:	/s/ Mahbod Nia
Name:	Mahbod Nia
Title:	Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mahbod Nia and Trevor K. Ross, and each of them severally, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of NorthStar Realty Europe Corp. (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of shares of common stock, $.01 par value per share, of the Company that are issuable pursuant to the NorthStar Realty Europe Corp. 2015 Omnibus Stock Incentive Plan, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Company or on behalf of each of the undersigned as a director or officer of the Company, to sign any amendments and supplements relating thereto (including post-effective amendments) under the Securities Act and to sign any instrument, contract, document or other writing of or in connection with the Registration Statement and any amendments and supplements thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mahbod Nia	Chief Executive Officer and President	October 26, 2015
Mahbod Nia	(Principal Executive Officer)

/s/ Debra A. Hess	Interim Chief Financial Officer	October 26, 2015
Debra A. Hess	(Principal Financial and Accounting Officer)

/s/ David T. Hamamoto	Director	October 26, 2015
David T. Hamamoto

/s/ Albert Tylis	Director	October 26, 2015
Albert Tylis

/s/ Mario Chisholm	Director	October 26, 2015
Mario Chisholm

/s/ Judith A. Hannaway	Director	October 26, 2015
Judith A. Hannaway

/s/ Oscar Junquera	Director	October 26, 2015
Oscar Junquera

/s/ Wesley D. Minami	Director	October 26, 2015
Wesley D. Minami

/s/ Charles W. Schoenherr	Director	October 26, 2015
Charles W. Schoenherr

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of NorthStar Realty Europe Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 23, 2015)

4.2	Bylaws of NorthStar Realty Europe Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 (File No. 333-205440))

5.1*	Opinion of Venable LLP

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Marcum LLP

23.3*	Consent of PricewaterhouseCoopers, Société coopérative

23.4*	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

23.5*	Consent of PricewaterhouseCoopers, Société coopérative

23.6*	Consent of PricewaterhouseCoopers, Société coopérative

24.1*	Power of Attorney (included in signature page)

99.1*	NorthStar Realty Europe Corp. 2015 Omnibus Stock Incentive Plan

*	Filed herewith.